Exhibit 99.1

Contact:
Jane Ryu
646-822-3700

NEW SENIOR ANNOUNCES ELECTION OF FRANCES ALDRICH SEVILLA-SACASA TO BOARD OF DIRECTORS

NEW YORK — January 25, 2021 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today the election of Frances Aldrich Sevilla-Sacasa, formerly Chief Executive Officer of Banco Itaú International, as an independent director to the Company’s Board of Directors (the “Board”), effective immediately.

“Frances, a seasoned financial services executive and experienced investor, will bring tremendous value to New Senior as we move forward and we are very pleased to welcome her to our Board,” said Susan Givens, President & Chief Executive Officer of New Senior. “She joins the Board with extensive experience in real estate, financial services and banking. In addition, her significant public company board expertise will bring additional depth to our Board as we look to continue to grow the Company in the future.”

Ms. Aldrich Sevilla-Sacasa is a private investor and was Chief Executive Officer of Banco Itaú International, Miami, Florida, from April 2012 to December 2016. Prior to that time, she served as an Executive Advisor to the Dean and as Interim Dean of the University of Miami School of Business from 2011 to 2012. She also served as President of US Trust, Bank of America Private Wealth Management at Bank of America Corporation, after having held the position of President and Chief Executive Officer of US Trust Company. Other positions held include the President of the Latin America and Europe Private Banking Divisions for The Citigroup Private Bank, where she also headed the Global Wealth Structuring business.

Ms. Aldrich Sevilla-Sacasa has significant experience serving on public and private company boards of directors. In 2011, she was appointed to the board of directors of Camden Property Trust (NYSE: CPT), one of the largest publicly-traded multifamily companies in the U.S. structured as a REIT, and she currently serves as the chair of its audit committee. She also serves on the board of directors of Callon Petroleum Company (NYSE: CPE), an independent oil and natural gas company, as well as its nominating and corporate governance and strategic planning and reserves committees. She also serves on the board of trustees and acts as chair of the nominating and corporate governance committee of the Delaware Funds by Macquarie, a complex of SEC-registered mutual funds.

Ms. Aldrich Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an M.B.A. from the Thunderbird School of Global Management.

ABOUT NEW SENIOR
New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.
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